Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

November 16, 2017

HELMERICH & PAYNE, INC. ANNOUNCES FOURTH QUARTER & FISCAL YEAR END RESULTS

•	Quarterly U.S. Land revenue days (activity) increased by approximately 6%
•	Quarterly U.S. Land adjusted average rig margin per day increased by approximately 5%
•	H&P’s U.S. Land contracted rig count increased by 102 rigs to 197 rigs from September 30, 2016 to September 30, 2017
•	H&P’s U.S. Land market share(1) increased from 15% to 20% from September 30, 2016 to September 30, 2017
•	Upgraded 91 FlexRigs to super-spec(2) capacity during fiscal 2017

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $23 million or $(0.21) per diluted share from operating revenues of $532 million for the fourth quarter of fiscal 2017.  The net loss per diluted share includes $(0.07) of after-tax losses comprised of select items  (3).  Net cash provided by operating activities was $121 million for the fourth quarter of fiscal 2017.

For the fiscal year 2017, the Company reported a net loss of $128 million or $(1.20) per diluted share from operating revenues of $1.8 billion.  The net loss per diluted share includes $0.07 of after-tax income comprised of select items(3).

President and CEO John Lindsay commented, “Fiscal 2017 witnessed the largest ramp up of U.S. land rig activity in the Company’s history, which more than doubled even in the face of oil price uncertainty and volatility.  We began the year with 95 rigs running in U.S. land and closed the year with 197 rigs after reactivating 102 FlexRigs while upgrading 91 of those to super-spec capacity.  Our Family of Solutions with over 2000 rig years of FlexRig experience allows us to provide the right rig for the customer and enabled us to grow U.S. land market share to 20%.

“The fourth fiscal quarter headlines were dominated by oil price uncertainty which remained range-bound in the mid $40s and set expectations for a substantial rig count reduction for the balance of 2017.  Even with that cautious outlook, H&P was able to grow its rig count and leading edge pricing due to the value proposition we provide to customers.  We have also seen some improvement in our international markets with the rig count significantly increasing during the quarter.

“Looking forward, the increases in oil prices during the past few weeks could provide opportunities for rig count growth and higher dayrates, improving our key financial metrics.  H&P continues to be uniquely positioned to grow its active rig count without building new rigs whether that be under improved commodity pricing or the range-bound pricing we experienced most of this past year.  The industry’s super-spec fleet in the U.S. has approximately 400 rigs today and the fleet appears close to being fully utilized.  With nearly full utilization and bolstered by continued demand by E&Ps for rigs capable of effectively drilling more complex horizontal wells with longer laterals, we believe the rig replacement cycle continues.   Unlike our peers, H&P has the capability to upgrade over 100 more existing FlexRigs to super-spec capacity, about a third of which are already active. Clearly, demand will drive those decisions and we are optimistic that customers will be willing to sponsor the investment to upgrade rigs to super-spec capacity through higher dayrates and term contracts.  In addition to having the right rig assets, we have the people, systems and technology to support our value proposition to the customer.”

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News Release

November 16, 2017

Operating Segment Results for the Fourth Quarter of Fiscal 2017

U.S. Land Operations:

Segment operating loss narrowed by $4 million (48%) sequentially.  The favorable change was primarily attributable to an increase in quarterly revenue days and a higher average rig margin per day.  This quarterly operational improvement was offset by non-cash charges of $15.4 million for abandonments of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $7.7 million during the third fiscal quarter.

The number of quarterly revenue days increased sequentially by approximately 6%.  Adjusted average rig revenue per day slightly increased to $21,684(4).  The average rig expense per day decreased sequentially by $351 to $13,905; the decrease in the average was mostly attributable to a decline in upfront rig start-up expenses as fewer rigs were reactivated this quarter as compared to the prior quarter.  The corresponding adjusted average rig margin per day increased sequentially by $359 to $7,779(4).

Offshore Operations:

Segment operating income decreased 22% sequentially primarily as a result of adjustments to self-insurance reserve charges related to management contracts during the fourth fiscal quarter.  Management contracts on customer-owned platform rigs contributed approximately $2.5 million to the segment’s operating income, compared to approximately $4.0 million during the prior quarter.  The number of quarterly revenue days on H&P-owned platform rigs decreased sequentially by approximately 10%, and the average rig margin per day increased sequentially by $585 to $12,088.

International Land Operations:

The segment had an operating loss this quarter as compared to operating income during the previous quarter.  The $7 million sequential decline was primarily attributable to the absence of retroactive revenues included in the previous quarter, which favorably impacted the third fiscal quarter by approximately $10.7 million due to the effect of a customer’s withdrawal of an early termination notice.  Excluding the impact of the retroactive adjustments during the third fiscal quarter, the number of quarterly revenue days increased sequentially by 9%(5) to 1,291, and the adjusted average rig margin per day increased sequentially by $3,408 to $12,386 (5).  The sequential increase in average rig margin per day is primarily attributable to better than expected performance and one-time adjustments.

Operational Outlook for the First Quarter of Fiscal 2018

U.S. Land Operations:

•	Quarterly revenue days expected to increase by approximately 4% to 5% sequentially
•	Average rig revenue per day expected to be roughly $21,700 (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be roughly $14,100

Offshore Operations:

•	Quarterly revenue days expected to decrease by approximately 6% sequentially
•	Average rig margin per day expected to be approximately $13,000
•	Management contracts expected to generate $4 to $5 million in operating income

International Land Operations:

•	Adjusted quarterly revenue days expected to increase by approximately 20% sequentially
•	Average rig margin per day expected to be roughly $8,000

Other Estimates for Fiscal 2018

•	Today, the outlook for fiscal 2018 capital expenditures ranges from $250 to $300 million
•	Depreciation is expected to decrease by about 4% to approximately $560 million
•	General and administrative expenses are expected to increase by about 9% to approximately $165 million

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News Release

November 16, 2017

Other Highlights

•	H&P’s spot pricing in the U.S. Land market continued to increase (approximately 5%) from the date of the third quarter results announcement (July 27, 2017) to November 16, 2017.
•

Since July 27, 2017, 21 AC drive FlexRigs with 1,500 hp drawworks and 750,000 lbs. hookload ratings were upgraded to include both a 7,500 psi mud circulating system and multiple-well pad capability, resulting in 161 rigs in our fleet today with rig specifications in highest demand(2).

•	H&P added 37 new U.S. Land customers during fiscal 2017.
•

Recently, FlexRig 531, working for an operator in the Utica Shale, drilled a total measured depth well of approximately 28,775 feet with an extended reach lateral measuring approximately 20,800 feet.  This was completed in approximately 13 days (from spud to release).

•

On September 6, 2017, Directors of the Company declared a quarterly cash dividend of $0.70 per share on the Company’s common stock payable December 1, 2017 (as filed on Form 8‑K at the time of the declaration).

Select Items Included in Net Income (or Loss) per Diluted Share

Fourth Quarter of Fiscal 2017 net loss of $(0.21) per diluted share included $(0.07) in after-tax losses comprised of the following:

•	$0.03 of after-tax income from long-term contract early termination compensation from customers
•	$0.02 of after-tax gains related to the sale of used drilling equipment
•

$0.03 of after-tax gains related to a favorable adjustment to interest and other expenses as a result of the reversal of previously booked uncertain tax positions where the statute of limitations has expired

•	$(0.11) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment
•	$(0.04) of income tax adjustments related to a net operating loss carryback to a prior fiscal year that caused a reduction of prior year Section 199 domestic production deductions

Third Quarter of Fiscal 2017 net loss of $(0.21) per diluted share included $0.04 in after-tax income comprised of the following:

•	$0.07 of after-tax income related to retroactive revenue received for five rigs in the International Land Segment
•	$0.03 of after-tax income from long-term contract early termination compensation from customers
•	$0.01 of after-tax gains related to the sale of used drilling equipment
•	$(0.02) of after-tax losses from charges related to the MOTIVE Drilling Technologies, Inc. acquisition transaction
•	$(0.05) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

Fiscal 2017 net loss of $(1.20) per diluted share included $0.07 in after-tax income comprised of the following:

•	$0.18 of after-tax income from long-term contract early termination compensation from customers
•	$0.13 of after-tax gains related to the sale of used drilling equipment
•	$0.07 of after-tax income related to retroactive revenue received for five rigs in the International Land Segment
•

$0.03 of after-tax gains related to a favorable adjustment to interest and other expenses as a result of the reversal of previously booked uncertain tax positions where the statute of limitations has expired

•	$(0.01) of after-tax losses from accrued charges related to a lawsuit settlement agreement
•	$(0.02) of after-tax losses from charges related to the MOTIVE Drilling Technologies, Inc. acquisition transaction
•	$(0.27) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment
•	$(0.04) of income tax adjustments related to a net operating loss carryback to a prior fiscal year that caused a reduction of prior year Section 199 domestic production deductions

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of November 16, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

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News Release

November 16, 2017

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) This market share estimate is derived from RigData as of September 2016 and 2017, respectively.  Additionally, the drawworks capacity of each land rig included in the estimate was equal to or greater than 600 horsepower.

(2) The combined rigs specifications of AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability are in high demand and fit the description of what some industry followers refer to as “super-spec” rigs.

(3)  See the corresponding section of this release for details regarding the select items.

(4)  See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(5)  As reported on July 27, 2017, International Land adjusted quarterly revenue days were 1,183 and the adjusted average rig margin per day was $8,978 for the third quarter of fiscal 2017.  These figures excluded the impact of retroactive adjustments.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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News Release

November 16, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Year Ended
CONSOLIDATED STATEMENTS OF	September 30	June 30	September 30	September 30
OPERATIONS	2017	2017	2016	2017	2016

Operating Revenues:
Drilling — U.S. Land	$439,404	$405,516	$238,346	$1,439,523	$1,242,462
Drilling — Offshore	32,505	33,711	31,904	136,263	138,601
Drilling — International Land	55,109	55,075	58,365	212,972	229,894
Other	5,286	4,262	3,093	15,983	13,275
	$532,304	$498,564	$331,708	$1,804,741	$1,624,232

Operating costs and expenses:
Operating costs, excluding depreciation and amortization	367,346	337,463	214,404	1,249,317	898,805
Depreciation and amortization	153,876	145,043	176,251	585,543	598,587
Asset impairment charge	—	—	—	—	6,250
General and administrative	40,331	42,890	33,802	151,002	146,183
Research and development	3,462	3,058	2,328	12,047	10,269
Income from asset sales	(3,034)	(1,862)	(2,076)	(20,627)	(9,896)
	561,981	526,592	424,709	1,977,282	1,650,198

Operating loss	(29,677)	(28,028)	(93,001)	(172,541)	(25,966)

Other income (expense):
Interest and dividend income	1,887	1,700	856	5,915	3,166
Interest expense	(2,244)	(6,364)	(6,261)	(19,747)	(22,913)
Loss on investment securities	—	—	(25,989)	—	(25,989)
Other	2,125	(911)	(1,891)	1,775	(965)
	1,768	(5,575)	(33,285)	(12,057)	(46,701)

Loss from continuing operations before income taxes	(27,909)	(33,603)	(126,286)	(184,598)	(72,667)
Income tax benefit	(6,198)	(10,478)	(53,417)	(56,735)	(19,677)
Loss from continuing operations	(21,711)	(23,125)	(72,869)	(127,863)	(52,990)

Income from discontinued operations, before income taxes	580	3,223	119	3,285	2,360
Income tax provision	1,401	1,897	85	3,634	6,198
Income (loss) from discontinued operations	(821)	1,326	34	(349)	(3,838)

NET LOSS	$(22,532)	$(21,799)	$(72,835)	$(128,212)	$(56,828)

Basic earnings per common share:
Loss from continuing operations	$(0.20)	$(0.22)	$(0.68)	$(1.20)	$(0.50)
Income (loss) from discontinued operations	$(0.01)	$0.01	$—	$—	$(0.04)

Net loss	$(0.21)	$(0.21)	$(0.68)	$(1.20)	$(0.54)

Diluted earnings per common share:
Loss from continuing operations	$(0.20)	$(0.22)	$(0.68)	$(1.20)	$(0.50)
Income (loss) from discontinued operations	$(0.01)	$0.01	$—	$—	$(0.04)

Net loss	$(0.21)	$(0.21)	$(0.68)	$(1.20)	$(0.54)

Weighted average shares outstanding:
Basic	108,588	108,572	108,070	108,500	107,996
Diluted	108,588	108,572	108,070	108,500	107,996

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November 16, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	September 30	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2017	2016

ASSETS
Cash and cash equivalents	$521,375	$905,561
Short-term investments	44,491	44,148
Other current assets	669,398	622,913
Current assets of discontinued operations	3	64
Total current assets	1,235,267	1,572,686
Investments	84,026	84,955
Net property, plant, and equipment	5,001,051	5,144,733
Other assets	119,644	29,645

TOTAL ASSETS	$6,439,988	$6,832,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$344,311	$330,061
Current liabilities of discontinued operations	74	59
Total current liabilities	344,385	330,120
Non-current liabilities	1,434,098	1,445,237
Non-current liabilities of discontinued operations	4,012	3,890
Long-term debt less unamortized discount and debt issuance costs	492,902	491,847
Total shareholders’ equity	4,164,591	4,560,925

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,439,988	$6,832,019

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News Release

November 16, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Year Ended
	September 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2017	2016

OPERATING ACTIVITIES:
Net loss	$(128,212)	$(56,828)
Adjustment for loss from discontinued operations	349	3,838
Loss from continuing operations	(127,863)	(52,990)
Depreciation and amortization	585,543	598,587
Asset impairment charge	—	6,250
Loss on investment securities	—	25,989
Changes in assets and liabilities	(111,123)	156,957
Income from asset sales	(20,627)	(9,896)
Other	31,437	28,653
Net cash provided by operating activities from continuing operations	357,367	753,550
Net cash provided by (used in) operating activities from discontinued operations	(150)	47
Net cash provided by operating activities	357,217	753,597

INVESTING ACTIVITIES:
Capital expenditures	(397,567)	(257,169)
Purchase of short-term investments	(69,866)	(57,276)
Payment for acquisition of business, net of cash acquired	(70,416)	—
Proceeds from sale of short-term investments	69,449	58,381
Proceeds from asset sales	23,412	21,845
Net cash used in investing activities	(444,988)	(234,219)

FINANCING ACTIVITIES:
Debt issuance costs	—	(1,111)
Payment on long-term debt	—	(40,000)
Dividends paid	(305,515)	(300,152)
Exercise of stock options, net of tax withholding	10,534	1,040
Tax withholdings related to net share settlements of restricted stock	(5,848)	(3,912)
Excess tax benefit from stock-based compensation	4,414	934
Net cash used in financing activities	(296,415)	(343,201)

Net increase (decrease) in cash and cash equivalents	(384,186)	176,177
Cash and cash equivalents, beginning of period	905,561	729,384
Cash and cash equivalents, end of period	$521,375	$905,561

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November 16, 2017

	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
SEGMENT REPORTING	2017	2017	2016	2017	2016
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$439,404	$405,516	$238,346	$1,439,523	$1,242,462
Direct operating expenses	297,978	277,372	143,681	984,205	603,800
General and administrative expense	13,150	13,347	11,267	50,712	50,057
Depreciation	132,438	122,777	153,135	499,486	508,237
Asset impairment charge	—	—	—	—	6,250
Segment operating income (loss)	$(4,162)	$(7,980)	$(69,737)	$(94,880)	$74,118

Revenue days	17,593	16,577	7,955	57,120	36,984
Average rig revenue per day	$21,944	$21,986	$28,148	$22,607	$31,369
Average rig expense per day	$13,905	$14,256	$16,249	$14,623	$14,117
Average rig margin per day	$8,039	$7,730	$11,899	$7,984	$17,252
Rig utilization	55%	52%	25%	45%	30%

OFFSHORE OPERATIONS
Revenues	$32,505	$33,711	$31,904	$136,263	$138,601
Direct operating expenses	24,069	23,656	25,376	96,593	106,983
General and administrative expense	918	969	790	3,705	3,464
Depreciation	2,469	2,630	3,184	11,764	12,495
Segment operating income	$5,049	$6,456	$2,554	$24,201	$15,659

Revenue days	491	546	644	2,277	2,708
Average rig revenue per day	$34,797	$35,644	$26,608	$34,332	$26,973
Average rig expense per day	$22,709	$24,141	$18,290	$23,172	$19,381
Average rig margin per day	$12,088	$11,503	$8,318	$11,160	$7,592
Rig utilization	67%	75%	78%	74%	82%

INTERNATIONAL LAND OPERATIONS
Revenues	$55,109	$55,075	$58,365	$212,972	$229,894
Direct operating expenses	42,949	35,006	43,618	163,486	183,969
General and administrative expense	785	714	532	3,088	2,909
Depreciation	13,374	14,428	14,377	53,622	57,102
Segment operating income (loss)	$(1,999)	$4,927	$(162)	$(7,224)	$(14,086)

Revenue days	1,291	1,633	1,372	4,951	5,364
Average rig revenue per day	$40,540	$32,708	$38,061	$40,979	$39,044
Average rig expense per day	$28,154	$19,645	$27,442	$29,761	$28,638
Average rig margin per day	$12,386	$13,063	$10,619	$11,218	$10,406
Rig utilization	37%	47%	39%	36%	39%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$53,357	$41,059	$14,422	$148,218	$82,337
Offshore Operations	$5,900	$5,181	$5,451	$21,578	$23,138
International Land Operations	$2,762	$1,663	$6,142	$10,074	$20,458

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November 16, 2017

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to loss from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
	2017	2017	2016	2017	2016
Operating income (loss)
U.S. Land	$(4,162)	$(7,980)	$(69,737)	$(94,880)	$74,118
Offshore	5,049	6,456	2,554	24,201	15,659
International Land	(1,999)	4,927	(162)	(7,224)	(14,086)
Other	(3,697)	(2,569)	(2,652)	(9,449)	(7,491)
Segment operating income (loss)	$(4,809)	$834	$(69,997)	$(87,352)	$68,200
Corporate general and administrative	(24,506)	(27,283)	(21,213)	(91,948)	(89,753)
Other depreciation	(3,796)	(3,852)	(4,276)	(15,547)	(16,313)
Inter-segment elimination	400	411	409	1,679	2,004
Income from asset sales	3,034	1,862	2,076	20,627	9,896
Operating loss	$(29,677)	$(28,028)	$(93,001)	$(172,541)	$(25,966)

Other income (expense):
Interest and dividend income	1,887	1,700	856	5,915	3,166
Interest expense	(2,244)	(6,364)	(6,261)	(19,747)	(22,913)
Loss on investment securities	—	—	(25,989)	—	(25,989)
Other	2,125	(911)	(1,891)	1,775	(965)
Total other income (expense)	1,768	(5,575)	(33,285)	(12,057)	(46,701)

Loss from continuing operations before income taxes	$(27,909)	$(33,603)	$(126,286)	$(184,598)	$(72,667)

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November 16, 2017

SUPPLEMENTARY STATISTICAL INFORMATION

The tables and information that follow are additional statistical information that may also help provide further clarity and insight into the operations of the Company.

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	September 30	June 30
	2017	2017
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$260	$310
Total impact per revenue day:	$260	$310

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 16	September 30	June 30	Q4FY17
	2017	2017	2017	Average
U.S. Land Operations
Term Contract Rigs	103	100	99	98.0
Spot Contract Rigs	97	97	91	93.2
Total Contracted Rigs	200	197	190	191.2
Idle or Other Rigs	150	153	160	158.8
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 11/16/17)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Segment	FY18	FY18	FY18	FY18	FY19	FY19	FY19
U.S. Land Operations	100.2	87.0	72.6	60.3	50.9	27.4	23.5
International Land Operations	10.0	10.0	10.0	10.0	10.0	10.0	10.0
Offshore Operations	2.0	2.0	1.9	0.3	—	—	—
Total	112.2	99.0	84.5	70.6	60.9	37.4	33.5

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 11/16/17. Given notifications as of 11/16/17, the Company expects to generate approximately $4 million in the first fiscal quarter of 2018 and approximately $10 million over the next 12 months from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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